Exhibit 3.1

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

B&G FOODS, INC.

B&G Foods, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), was originally formed on November 25, 1996 under the name B Companies Holdings Corp.  The Corporation changed its name to B&G Foods Holdings Corp. on August 11, 1997.  On [_________], 2004 B&G Foods, Inc. merged with and into the Corporation and simultaneously the Corporation changed its name to B&G Foods, Inc.

This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242, 245, 141(f) and 228 of the General Corporation Law of the State of Delaware.

This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation to read in its entirety as set forth in full on the attached Exhibit A.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this ________ day of _______, 2004.

By:
Robert C. Cantwell
Executive Vice President of Finance

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

B&G FOODS, INC.

1.             Name.  The name of the Corporation is B&G Foods, Inc. (the “Corporation”).

2.             Registered Office and Agent.  The  address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, DE  19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.             Purpose; Powers; Duration.  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware, as amended (the “GCL”), and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.  The term of existence of the Corporation is perpetual.

4.             Authorized Capital.  The aggregate number of shares of stock which the Corporation shall have authority to issue is [__________] shares, consisting of [________] shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), [_______] shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and collectively with the Class A Common Stock, the “Common Stock”), and [___________] shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

A.            Preferred Stock.  The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix, with respect to each such series prior to the issuance of any shares of the series to which such resolution relates, the designations, powers, preferences and rights of the shares of such series and any qualifications, limitations or restrictions thereof, including, without limitation:

1.                                       The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then-outstanding) from time to time by action of the Board of Directors.

2.                                       The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative and, if so, from what date or dates.

3.                                       The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation.

4.                                       Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or  redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof.

5.                                       Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange.

6.                                       The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

7.                                       Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction.

8.                                       Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights.

9.                                       Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

B.            Common Stock.  All shares of Common Stock will entitle the holders thereof to the following rights and privileges.

1.                                       Dividends.  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of each Class of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions, provided that if dividends are declared which are payable to Class A Common Stock or Class B Common Stock, dividends shall be declared which are payable at the same rate on each class of Common Stock and provided, further, that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends shall be declared which are payable at the same rate on each class of Common Stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

2.                                       Distribution of Assets.  Subject to the rights of the holders of Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to share ratably in all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

3.                                       Voting Rights.  Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, (a) the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation, and (b) at each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the Corporation’s stock transfer records.  As long as Bruckmann, Rosser, Sherrill & Co. L.P., together with its affiliates (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (collectively, the “Sponsor Investor”) is the beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 10% or more of the aggregate outstanding shares of Common Stock on a fully-diluted basis, the holders of the Class B Common Stock shall be entitled to elect two directors to the Board of Directors.

4.                                       No Preemptive Rights.  No holder of any shares of capital stock or other securities of the Corporation, whether now or hereinafter authorized, shall have any preemptive right to subscribe for or to purchase any shares of capital stock or other securities of the Corporation.

5.             Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be adopted, amended or repealed by (i) the affirmative vote of the holders of record of a majority of the outstanding shares of the Common Stock of the Corporation entitled to vote in respect thereof, given at an annual meeting or at any special meeting, provided that notice of the proposed alteration or repeal or of the proposed new Bylaws be included in the notice of such meeting, or (ii) the affirmative vote of a majority of the members of the Board of Directors at any regular or special meeting.

6.             Board of Directors.

A.                                   The number of directors from time to time shall be fixed by, or in the manner provided by the Bylaws of the Corporation and may not be divided into classes.

B.                                     Subject to the rights of holders of any series of Preferred Stock and subject to the rights of the holders of Class B Common Stock to elect two directors to the Board of Directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from the vacating of any director’s seat due to death, resignation, retirement, disqualification, removal from office or other cause shall be filled with a candidate approved by the majority vote of the remaining directors then in office, even if less than a quorum (and not by stockholders).

C.                                     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

7.             Management of the Corporation.  The provisions of this Article 7 are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                   Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Subject to Article 3, in addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.                                     Election of Directors.  The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.                                     Action by the Stockholders.  Any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the shares of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided that prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

D.                                    Special Meetings.  Special meetings of the stockholders of the Corporation may be called at any time by the Board of Directors, by the Chairman of the Board of Directors, or by any number of stockholders owning an aggregate of not less than 20% of the outstanding shares of Common Stock.

8.             Right to Amend.  The Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation; provided, however, that any amendment or repeal of, or adoption of any provision inconsistent with, Article 9 of this Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal or adoption of any provision inconsistent therewith.

9.             Limitation on Liability.  The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the GCL.  Without limiting the generality of the foregoing, to the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the GCL, or (D) for any transaction from which the director derived an improper personal benefit.  If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment or repeal of this Article 9, or adoption of any provision to this Amended and Restated Certificate of Incorporation which is inconsistent with this Article 9 shall eliminate or reduce or otherwise adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment, repeal or adoption.

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